Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Broadens Bickford Partnership

MURFREESBORO, Tenn. - (July 15, 2013) National Health Investors, Inc. (NYSE:NHI) announced today a $9.2 million loan to affiliates of Bickford Senior Living (“Bickford”) to fund a portion of Bickford's recent acquisition of six senior housing communities totaling 342 units. The loan has a two-year maturity with 12% annual interest and was funded from NHI's revolving credit facility. The NHI/Bickford joint venture has a $97 million purchase option on the properties.

Bickford purchased six independent living, assisted living and memory care communities that they currently manage in Illinois, Iowa, Nebraska and Missouri. Overall occupancy is 89%, with average monthly revenue over $4,900 per unit.

"This investment advances our partnership with Bickford which also includes 27 stabilized assisted living communities and three under construction." said Justin Hutchens NHI's CEO and President.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

About Bickford Senior Living

Bickford Senior Living, founded in 1991, is headquartered in Olathe, Kansas and operates 50 assisted living, memory care and independent living facilities in Kansas, Iowa, Illinois, Indiana, Missouri, Georgia Nebraska and Michigan and has experience in constructing over 150 of these types of facilities for various owners.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.